UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

Pacific Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	000- 32629	98-0408708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow Blvd. #2987 Las Vegas, Nevada 89107	89107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  416-214-1483

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As of November 26, 2013, the Pacific Gold Corp. (the “Company”) entered into a modification of one of its outstanding notes that it has with Asher Enterprises, Inc.  The current principal amount of the note is approximately $44,200, reflecting conversions of approximately $5,800 during the month on November, 2013.

The modification provides for a limitation on the amount of principal that may be converted each week to a maximum of $1,000 between now and April 10, 2014, at which time the full amount of the note principal and interest then outstanding will be due and payable in cash.  If the Company fails to pay the amount due on April 10, 2014, then the note will revert to its original terms and the conversions may be as determined by the note holder.  Additionally, if there is a breach of the amendment by the Company, the limitation on conversions terminates.

The Company has agreed to take steps to promptly authorize additional shares should there be projected insufficient shares to permit conversion of the note in the future.

There are issued and outstanding 121,467,727 shares of common stock as of December 16, 2013.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

Description

10.1

Amendment to Promissory Note, dated Novemeber 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC GOLD CORP.

Date: December 16, 2013	By:	/s/ Robert Landau
Name: Robert Landau
Title: Chief Executive Officer